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                                                                    EXHIBIT 12.1

                               PHARMACYCLICS, INC.
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                          (IN THOUSANDS, EXCEPT RATIO)

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                                                                                                         SIX-MONTHS
                                                                                                            ENDED
                                                             FISCAL YEAR ENDED JUNE 30,                  DECEMBER 31,
                                                                                                      ------------------
                                                    1999      2000       2001      2002      2003      2002       2003
                                                  --------   --------  --------  --------  --------   --------  --------
EARNINGS
Pretax loss ....................................  $(19,246)  $(23,630) $(30,925) $(36,575) $(28,298)  $(13,575) $(14,612)

Plus:
    Fixed charges (see below) ..................       185        254       393       977       986        291       533
                                                  --------   --------  --------  --------  --------   --------  --------

Total earnings (loss) to cover fixed charges ...   (19,061)   (23,376)  (30,532)  (35,598)  (27,312)   (13,284)  (14,079)


FIXED CHARGES
    Interest expense ...........................        34         13         6       -         -          -         -
    Interest portion of rental expense .........       151        241       387       977       986        291       533
                                                  --------   --------  --------  --------  --------   --------  --------

Total fixed charges ............................       185        254       393       977       986        291       533


DEFICIENCY OF EARNINGS TO COVER FIXED CHARGES ..  $(19,246)  $(23,630) $(30,925) $(36,575) $(28,298)  $(13,575) $(14,612)
                                                  ========   ========  ========  ========  ========   ========  ========
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